EXHIBIT 10.1
CREDIT AGREEMENT

CREDIT AGREEMENT (the “Agreement”) dated as of October 11, 2007, by and among SOVEREIGN BANK, a federal savings bank (the “Lender”) and INDUSTRIAL ENTERPRISES OF AMERICA, INC., a Nevada corporation, having its principal office at 711 Third Avenue, New York, New York 10017 (“Parent”), UNIFIDE INDUSTRIES, LIMITED LIABILITY COMPANY, a New Jersey limited liability company, having its principal office at 121 Highway 36, Suite 125, West Long Branch, NJ 07764 (“Unifide”), PITT PENN OIL CO., LLC, an Ohio limited liability company, having its principal office at 426 Freeport Road, P.O. Box 296, Creighton, PA 15030 (“Pitt Penn”), EMC PACKAGING, INC., a Delaware corporation, having its principal office at 550 James Street, Lakewood, NJ 08701 (“EMC”), TODAYS WAY MANUFACTURING LLC, a New Jersey limited liability company, having its principal office at 1081 Rosemary Boulevard, Akron, Ohio 44306 (“Todays Way”), and PITT PENN HOLDING CO., LLC, an Ohio limited liability company having its principal office at 426 Freeport Road, P.O. Box 296, Creighton, Pennsylvania 15030 (“Pitt Holding”, together with Parent, Unifide, Pitt Penn, EMC and Todays Way, each a “Borrower” and collectively, the “Borrowers”).

W I T N E S S E T H:

WHEREAS, the Borrowers desire to borrow, on a joint and several basis, Revolving Credit Loans (as defined herein) from the Lender;

WHEREAS, the Lender may make such Revolving Credit Loans to the Borrowers, on a joint and several basis, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1           Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounts” shall mean those accounts receivable arising out of the sale of Inventory by the Borrowers or processing and contract manufacturing by the Borrowers.

“Account Debtor” shall mean the person who is obligated on or under an Account.

“Affiliate” shall mean a Person (1) which directly or indirectly controls, or is controlled by, or is under common control with a Borrower or any of its Subsidiaries, (2) which directly or indirectly beneficially owns or holds ten (10%) percent or more of any class of voting stock of a Borrower or any of its Subsidiaries, or (3) ten (10%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by a Borrower or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Outstandings” shall mean, on the date of determination, the sum of (a) the Letter of Credit Exposure, and (b) the aggregate outstanding principal amount of all Revolving Credit Loans.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” shall mean (i) 80% (or such lesser percentage as shall be determined by Lender from time to time) of the Eligible Accounts plus (ii) the lesser of (a) 50% (or such lesser percentage as shall be determined by Lender from time to time) of the Eligible Inventory or (b) $2,000,000; provided, however, if no Borrowing Base Certificate has been delivered as and when required by Section 5.1 (g) hereof, the Borrowing Base shall be deemed to be zero until the Borrowing Base Certificate has been delivered with respect to the Borrowing Base as of the end of the immediately preceding month.

“Borrowing Base Certificate” shall mean a certificate of Parent in the form of Exhibit A hereto setting forth the Parent’s calculation of the Borrowing Base, subject to any reasonable modifications to such form of certificate as required by Lender from time to time.

“Business Day” shall mean (a) subject to (b) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (b) relative to the date of (i) making a LIBOR Loan, continuing a LIBOR Loan as, or converting a Prime Rate Loan to, a LIBOR Loan, (ii) making any payment or prepayment of principal of or payment of interest on a LIBOR Loan, or (iii) the Borrower giving any notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in (b)(i) or (b)(ii), any day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London, England.

“Capital Leases” shall mean capital leases, conditional sales contracts and other title retention agreements, relating to the purchase or acquisition of assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

“Collateral” shall mean all existing and future assets and properties of the Borrowers and their Subsidiaries, including without limitation, all “Collateral” defined as such in the Security Agreement.

“Compliance Certificate” shall mean the certificate of the Chief Financial Officer of the Parent provided pursuant to Section 5.1(a) and (b) in the form attached hereto as Exhibit B, subject to any reasonable modifications to such form of certificate as required by Lender from time to time.

“Consolidated Lease Expense” shall mean, for any period, lease expense determined for Parent and its Subsidiaries (including the other Borrowers) on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, with respect to any Person, any obligations, contingent or otherwise, of such Person directly or indirectly guaranteeing any Funded Debt or other obligation of any other Person, or providing financial assistance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of any other Person; provided that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any Person shall be deemed to be the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any agreement, instrument or undertaking with stock-holders of any such Person).

“Current Assets” shall mean, at any time, all Inventory, Accounts and cash (subject to reserves and allowances for doubtful Accounts) of the Parent and its Subsidiaries on a consolidated basis that in accordance with GAAP are properly classified as current assets.

“Current Liabilities” shall mean, at any time, all liabilities of the Parent and its Subsidiaries on a consolidated basis payable on demand or maturing within one (1) year from the date as of which current liabilities are to be determined, and such other liabilities that in accordance with GAAP are properly classified as current liabilities.

“Default” shall mean any of the events specified in Section 8 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied or given, as the case may be.

“Default Rate” shall mean at any time a rate per annum equal to four (4) percentage points per annum in excess of the Prime Rate in effect from time to time.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Eligible Accounts” shall mean the gross outstanding balance (less all fees and other amounts which are unearned, and less all sale, excise taxes or similar taxes) of those Accounts of the Borrowers which are satisfactory to the Lender and with respect to which, the Lender has a valid and perfected first priority and only security interest, there is no violation of the negative, affirmative or collateral covenants or other provisions of this Agreement or any other Loan Document and which the Lender deems to be Eligible Accounts based on such credit, collateral and other considerations as the Lender may deem appropriate. All returns, deductions, discounts, claims, disputes, credits and allowances of any nature (whether issued, granted, owing, claimed or outstanding) shall be deducted from Eligible Accounts.  Without limiting the Lender’s discretion, as set forth above, an Account of any of the Borrowers can only be an Eligible Account if:

(a) such Account (i) arises from the actual and bona fide sale and delivery of finished goods Inventory or rendition of services in the ordinary course of business which sale and delivery and services, as applicable, are completed in accordance with the terms and provisions contained in any documents related thereto, (ii) is not evidenced by or payable pursuant to invoices or similar documentation issued by, or calling for payment to, any other Person and (iii) does not arise from or in connection with any sales of Inventory or rendition of services to any Borrower or an Affiliate or any Subsidiary or related Person of a Borrower;

(b) such Account is not unpaid more than ninety (90) days after date of original invoice;

(c) such Account does not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

(d) either (i) the chief executive office of the Account Debtor with respect to such Accounts is located in the United States of America, including Puerto Rico (the “US Requirement”), and such Account is subject to receivables or credit insurance issued by an insurer pursuant to duly documented written insurance policies in which the Lender is named as a loss payee and on terms and in an amount and from an insurer acceptable to the Lender or (ii) the US Requirement is not satisfied and such account is guaranteed or insured by EXIM Bank pursuant to documentation acceptable to the Lender in which EXIM Bank has agreed to pay such guarantee or insurance proceeds to Lender; provided, however, any portion of such Account which is not so guaranteed or insured shall not be deemed an Eligible Account, (iii) the Account is backed by a letter of credit issued by Lender, or (iv) the Account Debtor in respect of such Account is identified on Exhibit C;

(e) such Account does not consist of progress billings, bill and hold invoices or retainage invoices;

(f) the Account Debtor with respect to such Account has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Account, and is not a supplier to or creditor of the Borrower or any of its Subsidiaries;

(g) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(h) the Account Debtor with respect to such Account is not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality of any of the foregoing;

(i) the Account does not arise out of or in connection with any contract for services or involving projects entered into by any Borrower that requires a bond, guaranty or other similar surety as credit support;

(j) such Account is owed by any Account Debtor which is not insolvent, is not the subject of a bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding and is not negotiating a compromise of its debts or calling a meeting for such purpose and has not filed a petition or other application for relief or had filed against it a petition or other application for relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, has not failed or suspended business operations or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;

(k) such Account is owed by an Account Debtor deemed creditworthy at all times by the Lender, as determined by the Lender;

(l) such Account is not evidenced by an instrument or chattel paper (as defined in the UCC);

(m) the Account Debtor, any insurer with respect to such Account and EXIM Bank, if a guarantor or insurer with respect to such Account, has been notified in writing to send all payments on such Account and any guarantee or insurance in respect of such Account to the Lockbox Account or such other place as instructed by the Lender and such notice has not been revoked; and

(n) the Account is owing in Dollars.

Criteria for Eligible Accounts may be established and revised from time to time by the Lender and the Lender reserves the right to create, from time to time, additional categories of ineligible Accounts. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.  Lender will endeavor to provide Parent with ten days’ notice of any material revision of the criteria for Eligible Accounts; provided, however, the failure to provide such notice will not prevent the revision from being effective or make Lender liable as a result of or in respect of such revision or such failure.

“Eligible Inventory” shall mean all Inventory in which Lender has a first priority and only perfected security interest and which is satisfactory to Lender consisting of raw materials, finished goods and packaging material owned by the Borrowers exclusive of (i) work in process, (ii) private label goods held in inventory for over ninety (90) days, (iii) Inventory which can only be sold to a Governmental Authority or (iv) Inventory which a Borrower does not have good and marketable title to, and less reserves determined in accordance with GAAP and less Inventory which incorporates patents, trademarks or intellectual property of Persons other than the Borrowers provided to or used by or licensed to a Borrower pursuant to a license or other agreement or arrangement unless Borrowers provide Lender with a waiver and consent from each third party licensor, or owner or Person with rights to such patents, trademarks or intellectual property, satisfactory to Lender.  Eligible Inventory shall be valued at the lower of book value (based on a FIFO valuation) and fair market value.  Eligible Inventory shall be reduced by (a) all Inventory not present in the United States of America, (b) all Inventory returned or rejected by Borrower’s customers (other than goods that are undamaged and resalable in the normal course of business) and Inventory to be returned to Borrower’s suppliers, (c) Inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such Inventory, and Inventory which cannot be sold in compliance with all Requirements of Law without a license, permit, approval or authorization of a Governmental Authority, (d) Inventory which is not useable or saleable at prices approximating their cost in the ordinary course of such Borrower’s business (including without duplication the amount of any reserves for obsolescence, unsalability or decline in value), and (e) the amount of such other reserves against Inventory as the Lender deems necessary in the exercise of its business judgment, including, without limitation, reserves for discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), shrinkage and any applicable customs, freight, duties and taxes.

Criteria for Eligible Inventory may be established and revised from time to time by the Lender and the Lender reserves the right to create, from time to time, additional categories of ineligible Inventory.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.  Lender will endeavor to provide Parent with ten (10) days’ notice of any material revision of the criteria for Eligible Inventory; provided, however, the failure to provide such notice will not prevent the revision from being effective or make Lender liable as a result of or in respect of such revision or failure.

“Environmental Laws” shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, guidelines, requirements of any Governmental Authority, any and all Requirements of Law and any common law requirements, rules and basis of liability (including consent decrees and administrative orders) relating to public health and safety, standards of conduct concerning pollution and protection of the environment, as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with any of the Borrowers or their respective Subsidiaries would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” shall have the meaning specified in Section 8 hereof.

“EXIM Bank” shall mean the Export-Import Bank of the United States and any successor thereto.

“Field Audit” shall have the meaning assigned thereto in Section 5.1 (f) hereof.

“Funded Debt” shall mean, on a consolidated basis with respect to any Person and its Subsidiaries, without duplication, (i) all indebtedness and obligations for borrowed money, (ii) all obligations to pay the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business which are not overdue), (iii) all obligations as lessee under Capital Leases, (iv) all obligations evidenced by bonds, debentures, notes or equivalent or similar instruments, (v) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit, acceptance drafts, bankers acceptances or similar instruments, (vi) all Funded Debt of others secured by a Lien on any property or assets of such Person, whether or not the Funded Debt is assumed by such Person, (vii) all liabilities under interest rate cap agreements, interest rate swap agreements, collars, foreign currency exchange agreements and other hedging agreements or arrangements and (viii) all Contingent Obligations of such Person.

“GAAP” shall mean generally accepted accounting principles applied in a manner consistent with that employed in the preparation of the Parent’s certified annual consolidated financial statements for its most recent fiscal year prior to the date of this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantee” or “Guarantees” shall mean, collectively, any guarantee hereafter delivered by any Subsidiaries of the Borrowers required to deliver a Guarantee pursuant to Section 5.11 hereof, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” shall mean, collectively, each Subsidiary of any of the Borrowers (other than the Borrowers), and each other Subsidiary of any of the Borrowers which, from time to time hereafter, is required to execute a Guarantee in accordance with Section 5.11 hereof.

“Hazardous Materials” shall mean any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

“Intellectual Property Security Agreements” shall mean any and all assignments and/or security agreements required by Lender in respect of any Borrower’s existing or future intellectual property, including, without limitation, patent, trademark and copyright assignments and security agreements, as amended, supplemented, restated or modified from time to time.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of even date herewith between the Lender and GSL of Ill, LLC, as amended, restated, supplemented or modified from time to time.

 “Interest Period” with respect to any LIBOR Loan shall mean:

(a) initially, the period commencing on the date such LIBOR Loan is made and ending one, two or three months thereafter as selected by the Borrowers by irrevocable written notice from the Parent to the Lender not less than three (3) Business Days prior to the requested LIBOR Loan; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as selected by the applicable Borrower by irrevocable written notice to the Lender not less than three (3) Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           if the Borrower shall fail to give notice as provided in clause (a) or (b) above, the Borrower shall be deemed to have requested a Prime Rate Loan (in the case of (a)) or a conversion of the affected LIBOR Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto (in the case of (b));

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)           no Interest Period may be selected which ends later than the Termination Date.

“Inventory”  shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging, selling, promoting or shipping of the foregoing, and all Proceeds of any of the foregoing.

“Investment Property” shall mean all present and hereafter acquired investment property (as defined in the UCC) together with all stock and other equity interests in any Borrower’s subsidiaries, and all Proceeds thereof.

“Joint Venture” shall mean that certain joint venture between the Parent and Sinochem Ningbo, Ltd. for the packaging of refrigerant gases  in China for worldwide distribution as evidenced by a Joint Venture Agreement dated February 1, 2007, or by any other documentation, arrangement or agreement related to such joint venture.

“Letter of Credit” or “Letters of Credit” shall mean letters of credit issued by the Lender pursuant to the Letter of Credit Documentation for the account of the Borrowers.

“Letter of Credit Documentation” shall mean all documentation from time to time in effect relating to or evidencing the Letters of Credit or reimbursement obligations with respect thereto, as amended, restated, supplemented or modified from time to time.

“Letter of Credit Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, and (b) unless constituting the Revolving Credit Loans hereunder, the aggregate amount of all drawings under Letters of Credit for which the Lender shall not have been reimbursed.

“Leverage Ratio” shall mean as at any date of determination, the ratio of (a) Total Liabilities on such date to (b) the Tangible Net Worth on such date.

“LIBOR” shall mean as applicable to a LIBOR Loan and such Interest Period, as determined by Lender, a rate per annum  (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite LIBOR or London Interbank Offered Rate which appears on the Sovereign Bank Treasury Group Rate Sheet as of 11:00 a.m. New York time on the day that is two (2) Business Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Lender from a page, source or interbank quotation selected by the Lender).  In the event that the Board shall impose a Reserve Percentage with respect to LIBOR deposits of the Lender, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Loan” shall mean any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to LIBOR.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction pursuant to any of the types of security interests or other interests referred to herein).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, the Letter of Credit Documentation, the Security Agreement, the Guarantees, the Intellectual Property Security Agreements, the Lock Box Agreement, the Perfection Certificate, the Post-Closing Letter and any other documents executed by the Borrowers or the Guarantors or any of them or any of their respective officers, members, managers or other representatives in connection herewith or therewith including any and all amendments, restatements, supplements or other modifications to any such documents; provided, however, documents relating to the previous line of credit in the amount of $1,000,000 previously provided to Pitt Penn shall not constitute Loan Documents.

“Lockbox Account” shall mean the post office box or post office boxes established under the Lockbox Agreement with respect to which payments on all Accounts are to be made.

“Lockbox Agreement” shall mean, collectively, the agreement(s) regarding lockbox accounts of the Borrowers and/or cash management services, by and among the Borrowers, the Lender and/or any other parties acceptable to the Lender, together with any other documents between the Borrowers, the Lender and any such parties, relating to the foregoing all as amended, restated, supplemented or modified.

“Multiemployer Plan” shall mean any Plan described in Section 4001(a)(3) of ERISA.

“Obligations” shall have the meaning set forth in the Security Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate or Perfection Certificates executed by or on behalf of the Borrowers and/or the Guarantors or any of them or any of their respective representatives as of even date herewith or any other date, as amended, restated, supplemented or modified from time to time.

“Permitted Acquisition” shall mean an acquisition by a Borrower or any Affiliate or Subsidiary of a Borrower by purchase of a voting majority of the stock or other Investment Property of another Person or the purchase of all or substantially all of the assets of another Person (or of a division or other operating component of another Person) (an “Acquisition”) if all of the following conditions are met:

(i)             The total consideration for such Acquisition and all related Acquisitions of Affiliates of such acquired Person, including, without limitation, the cash purchase price, any Funded Debt incurred or assumed in connection therewith, any earn-outs, debt and equity consideration, does not exceed $4,000,000 in the aggregate (with a fair valuation of equity and debt consideration and consideration which is contingent or tied to an earn-out or to be paid in the future);

(ii)           The Acquisition is identified as a “Permitted Acquisition” by such Borrower in writing to the Lender at least thirty (30) days before such Acquisition;

(iii)           The Lender shall have received a certificate satisfactory to the Lender signed by the chief financial officer of the Parent at least twenty (20) days before such Acquisition to the effect that (and including calculations indicating that) on a pro forma basis for the next four (4) quarters after giving effect to such Acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct except those, if any, made as of a specific time which shall have been true and correct when made, (b) the Borrowers on a consolidated basis will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or will occur after giving effect to the consummation of such Acquisition;

(iv)           With respect to such Person which is the subject of an Acquisition, such Acquisition has been (x) approved by the board of directors or other appropriate governing body of such Person or (y) recommended for approval by such board of directors or governing body to the shareholders, members, partners, or other owners of such Person, as required under applicable law or the certificate of incorporation and by-laws or other organizational documents of such Person and subsequently approved by the shareholders, members, partners or other owners if such approval is required under applicable law or by the certificate of incorporation and by-laws or other organizational documents of such Person or (z) otherwise agreed to by all shareholders, members, partners or owners of such Person;

(v)           Substantially all of the revenue of the Person(s) or assets being acquired is derived from products and services substantially similar to those currently provided by the Borrowers;

(vi)            The Lender shall have received a first priority and only perfected security interest in all existing and future assets and equity of such Person(s) being acquired on terms satisfactory to the Lender;

(vii)           At least thirty days before such Acquisition, the Lender shall have received (A) at least two (2) years of historical financial statements of such Person (or, if such Person has been in business for less than two (2) years, financial statements for such lesser number of years), and (B) UCC, tax lien and judgment searches on such Person satisfactory to the Lender;

(viii) No Event of Default has occurred and is continuing; and

(ix)             The Borrower and such other Person, if any, has complied with the provisions of Section 5.11 hereof.

“Person” shall mean any individual, corporation, partnership (general or limited), joint venture, limited liability company, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof and any other entity of any kind.

“Plan” shall mean any plan of a type described in Section 4021(a) of ERISA in respect of which the Borrower or any of its Subsidiaries or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Letter” shall mean the Post-Closing Letter dated as of even date herewith among Lender and Borrowers.

“Prime Rate” shall mean the rate per annum from time to time established by the Lender as the Prime Rate and made available by the Lender at its main office or, in the discretion of the Lender, the base, reference or other rate then designated by the Lender for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.  Each change in the Prime Rate shall be effective on the date such change is established.

“Prime Rate Loan” shall mean any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

“Proceeds” shall have the meaning given to such term in the UCC, including, without limitation, all (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to or in respect of Collateral, and (b) payments received on account of any condemnation or other governmental taking of any Collateral.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws and articles of organization and certificate of formation and operating agreement and limited liability company agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” shall mean, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board regulations.

“Revolving Credit Line Facility” or “Revolving Credit Loan Facility” shall mean the revolving credit line facility provided by the Lender to the Borrowers during the Revolving Loan Period pursuant to the terms described in this Agreement.

“Revolving Credit Loan(s)” shall mean a loan or loans, as applicable, made pursuant to the terms of Section 2.1 hereof.

“Revolving Credit Note” shall mean the Revolving Credit Note defined in Section 2.3 hereof in the form of Exhibit D hereto.

“Revolving Loan Period” shall mean the period from and including the date hereof to, but not including, the Termination Date or such earlier date as the Revolving Credit Line Facility shall terminate as provided herein.

“Security Agreement” shall mean a Security Agreement dated as of even date herewith executed by each of the Borrowers in favor of the Lender, as amended, restated, supplemented or modified from time to time, together with any other Security Agreement hereafter executed by any Subsidiary of a Borrower under Section 5.11 of this Agreement, as amended, restated, supplemented or modified from time to time.

“Subordinated Debt” shall mean indebtedness of the Borrowers subordinated in right of payment to the obligations to the Lender under this Agreement pursuant to subordination, documentation between the Lender and the applicable subordinated creditor containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other terms in form and substance satisfactory to the Lender.

“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by the parent.

“Tangible Net Worth” shall mean, for the Parent and its Subsidiaries (including the other Borrowers) on a consolidated basis in accordance with GAAP subject to this paragraph, at any date, the excess of Total Assets minus Total Liabilities, excluding, however, from the determination of Total Assets (i) monies due from Affiliates or Subsidiaries or officers or managers or related Persons of any Borrowers, (ii) the value of any investment made and capital account in the Joint Venture, (iii) the value of any restricted stock or restricted stock grants or privately held stock or equity, (iv) any prepayments made to consultants of any of the Borrowers or any of their Subsidiaries and (v) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights and franchises.

“Termination Date” shall mean October 31, 2008 or, if such date is not a Business Day, the Business Day next preceding such date.

“Total Assets” shall mean as of the date of determination, all assets of the Parent and its Subsidiaries (including the other Borrowers), determined on a consolidated basis in conformity with GAAP.

“Total Liabilities” shall mean as of the date of determination, all liabilities of the Parent and its Subsidiaries (including the other Borrowers), determined on a consolidated basis in conformity with GAAP.

“UCC” shall mean the Uniform Commercial Code as the same is in effect on this date in the State of New York.

1.2           Accounting Terms. As used herein and in any certificate or other documents made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT LINE FACILITY

2.1           Revolving Credit Line Facility. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender may make Revolving Credit Loans to the Borrowers, on a joint and several basis, at any time and from time to time from the date hereof to the Termination Date, or until the earlier termination of this Revolving Credit Line Facility in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed $5,000,000. Notwithstanding the foregoing, the Aggregate Outstandings shall not at any time exceed the lesser of (a) $5,000,000 or (b) the Borrowing Base, and Revolving Credit Loans shall not be made that would result in Aggregate Outstandings exceeding the lesser of (a) or (b). The Revolving Credit Line Facility shall automatically and permanently terminate, and all Obligations shall be due and payable in full, on the earlier of the Termination Date or the end of the Revolving Loan Period, or earlier, as set forth elsewhere in this Agreement.

Notwithstanding anything in this Agreement, the making of any Revolving Credit Loan to the Borrowers is within the absolute, unqualified and sole discretion of the Lender, and Lender has the absolute, unqualified right, in its sole discretion, to refrain from making any Revolving Credit Loan to the Borrowers for any reason or no reason at all and without regard to any Borrowing Base calculation.

Within the foregoing limits, the Borrowers may borrow, repay (or, subject to the provisions of Section 2.9 hereof, prepay) and reborrow, during the Revolving Loan Period, subject to the terms, provisions and limitations set forth in this Agreement.

2.2           Revolving Credit Loans. (a) The Revolving Credit Loans made by a Lender on any date shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof.

(b)           Each Revolving Credit Loan shall be either a Prime Rate Loan or a LIBOR Loan as the Borrowers may request pursuant to Section 2.5 hereof. Revolving Credit Loans of more than one type and Interest Period may be outstanding at the same time.

2.3           Revolving Credit Note. (a) The Revolving Credit Loans made by the Lender pursuant to Section 2.1 hereof shall be evidenced by a joint and several promissory note of the Borrowers substantially in the form of Exhibit “D” hereto with appropriate insertions (the “Revolving Credit Note”), payable to the order of the Lender and evidencing the joint and several obligations of the Borrowers to pay to the Lender on the earlier of the Termination Date or the end of the Revolving Loan Period, or earlier, as specified in the Revolving Credit Note or this Agreement, the lesser of (i) $5,000,000 or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender, with interest thereon as hereinafter prescribed in Section 2.4 hereof.

(b)           The date and amount of each Revolving Credit Loan, the basis for calculating interest with respect thereto, the Interest Period (if any) applicable thereto and each payment of principal with respect thereto may be endorsed by the Lender on the schedule annexed to and constituting a part of the Revolving Credit Note. The aggregate unpaid amount of Revolving Credit Loans set forth on such schedule shall be presumed to be the principal amount owing and unpaid thereon. The failure of the Lender to make such endorsement on such schedule shall not prejudice the Lender in any way, nor affect its rights hereunder with respect to any Revolving Credit Loans or Borrowers’ obligations relating thereto. The Revolving Credit Note shall be dated the date of this Agreement and be stated to mature on the Termination Date or earlier, as specified in the Revolving Credit Note.

2.4           Interest. Interest on each Revolving Credit Loan shall be at a per annum rate to be elected by the Borrowers, in accordance with Section 2.5 hereof, and shall be either a fluctuating rate equal to the Prime Rate minus 0.25% or, subject to availability, the LIBOR for Interest Periods selected by the Borrowers plus 2.00%. Interest on each Prime Rate Loan shall be payable monthly in arrears to the Lender, on the first Business Day of each month, commencing on the first such day to occur after the pertinent Revolving Credit Loan is made and upon payment in full thereof.  Interest on each LIBOR Loan shall be payable to the Lender in arrears on the last Business Day of the Interest Period applicable to such LIBOR Loan, commencing on the first such day to occur after the pertinent Revolving Credit Loan is made and upon payment in full thereof. Whenever the unpaid principal balance of any Revolving Credit Loan shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise) or an Event of Default shall have occurred, interest on all Revolving Credit Loans and all other obligations under this Agreement shall thereafter accrue and be payable, on demand, to the Lender at the Default Rate. Interest on each Revolving Credit Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.5           Procedure for Revolving Credit Borrowing. Subject to the terms of this Agreement, the Borrowers may borrow under the Revolving Credit Line Facility during the Revolving Loan Period on any Business Day by Parent giving the Lender irrevocable notice of a request for a Revolving Credit Loan hereunder setting forth the amount of the Revolving Credit Loan requested, the date thereof, whether it is to be a LIBOR Loan or a Prime Rate Loan and, if it is to be a LIBOR Loan, the duration of the Interest Period applicable thereto. Requests for LIBOR Loans shall be received by the Lender not later than 11:00 a.m. (New York time) three (3) Business Days prior to the first day of the Interest Period for each such Revolving Credit Loan. Requests for Prime Rate Loans may be made up to 11:00 a.m. (New York time) on the day such Revolving Credit Loan is to be made. Any request for a Revolving Credit Loan may be written or oral, but if oral, it shall be confirmed in writing sent by the Parent to the Lender by the close of business of such Business Day. Each request for a Revolving Credit Loan shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof.

2.6           Conversion and Renewals. With Lender’s prior consent, subject to the terms of this Agreement, the Borrowers may elect from time to time to convert all or a part of one type of Revolving Credit Loan into another type of Revolving Credit Loan or to renew all or part of a Revolving Credit Loan by giving the Lender notice by 11 a.m. (New

York time) on the day of the conversion into a Prime Rate Loan and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Revolving Credit Loan to be converted or renewed; (3) in the case of conversions, the type of Revolving Credit Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Revolving Credit Loan of a Lender outstanding after a renewal or conversion to a LIBOR Loan or to a Prime Rate Loan shall be $100,000 or an integral multiple thereof; and (b) LIBOR Loans can be converted only on the last day of the Interest Period of such Revolving Credit Loan. All notices given under this Section 2.6 shall be irrevocable and shall be given not later than 11:00 a.m. (New York time) on the day which is the day or not less than the number of Business Days, as the case may be, specified above for such notice. Any request for a conversion or a renewal under this Section 2.6 may be written or oral, but if oral, it shall be confirmed in writing sent by the Parent to the Lender by the close of business of such Business Day. If the Parent shall fail to give the Lender the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Rate Loan on the last day of the Interest Period for such Revolving Credit Loan.

2.7           Suspension of LIBOR Loans.

(a) Increased Costs.

(i) If the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(A)           shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, the Revolving Credit Note or any LIBOR Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for taxes covered by subsection (c) below and changes in the rate of tax on the overall net income of the Lender);

(B)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of LIBOR hereunder, including, without limitation, the imposition of any reserves with respect to Eurocurrency Liabilities under Regulation D of the Board; or

(C)           shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrowers, on a joint and several basis, shall promptly pay the Lender, for such increased cost or reduced amount receivable.  If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Parent of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Parent shall be conclusive in the absence of clearly demonstrable error.  This covenant shall survive the termination of this Agreement and the Revolving Credit Line Facility and the payment of the Revolving Credit Note and all other amounts payable hereunder and under the other Loan Documents and all other Obligations.

(ii)           In the event that the Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration the Lender’s or such corporation’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by an amount deemed by the Lender to be material, then from time to time, after submission by the Lender to the Parent of a written request therefore accompanied by a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation is based (which statement shall be deemed true and correct absent manifest error), within ninety (90) days of Parent’s receipt of such request and statement, the Borrowers shall pay, on a joint and several basis, to the Lender such additional amount or amounts as will compensate the Lender for such reduction

(b)           Illegality. Notwithstanding any other provisions herein, if any Requirements of Law, regulation, order or decree or any change therein or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain LIBOR Loans as contemplated by this Agreement, in addition to the Lender’s right to refrain from making Revolving Credit Loans for any reason or no reason under Section 2.1 hereof, the Lender may refrain from making further LIBOR Loans and the Revolving Credit Loans of the Lender then outstanding as LIBOR Loans, if any, shall, at the option of the Borrowers, be prepaid in full together with all interest accrued and unpaid to the date of any such prepayment together with any amounts required by Section 2.9 hereof, or converted into a Prime Rate Loan at the end of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law and subject to the payment obligations of the amounts required by Section 2.9 hereof.

(c)           Taxes. (i) All payments made by the Borrowers under this Agreement and the Revolving Credit Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Lender (except a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Revolving Credit Note)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or under the Revolving Credit Note, (i) the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes on the additional amounts payable under this Section 2.7(c)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Revolving Credit Note, and (ii) the Borrowers shall pay the full amount withheld to the relevant taxation authority in accordance with applicable law.  Whenever any Taxes are payable by any of the Borrowers, as promptly as possible thereafter such Borrower shall send to the Lender a certified copy of an original official receipt received by such Borrower showing payment thereof.  If a Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers, on a joint and several basis, shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the Revolving Credit Line Facility and the payment of the Revolving Credit Note and all other amounts payable hereunder and under the other Loan Documents and all other Obligations.

(ii)           The Borrowers, on a joint and several basis, shall indemnify the Lender, within thirty (30) days after written demand therefor from the Lender, for the full amount of any Taxes paid by such Person on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7(c)), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, including, without limitation, attorneys’ fees and expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent demonstrable error.

2.8           Upfront Fees; Other Fees.

(a)           Upfront Fees. As compensation for the execution and delivery of this Agreement, the Borrowers agree to pay to the Lender an upfront fee equal to $2,000 which fee shall be payable on or prior to the date of this Agreement and has been fully earned.

(b)           Letter of Credit Fees. In connection with Letters of Credit, the Borrowers will pay the Lender a (i) non-refundable Letter of Credit Fee equal to 0.25% per annum on the amount available to be drawn under such Letter of Credit, which fee shall be payable to the Lender upon issuance, and (ii) fee equal to 1/8 of 1% of the amount of such Letter of Credit due at the settlement thereof.  The Borrowers agree to pay to the Lender the customary administration, amendment, and transfer fees charged by the Lender in connection with its issuance and administration of Letters of Credit, as in effect and changed from time to time, as well as all charges and fees specified in any Letter of Credit Documentation.

(c)           Payment of All Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. All fees paid shall not be refundable under any circumstances.  All legal fees and expenses incurred by Lender in connection with the execution, delivery and negotiation of this Agreement and the Loan Documents and all fees and expenses incurred by Lender in connection with the Field Audit performed by or for Lender prior to this date shall be paid in full on or before the date of this Agreement, and all other legal, audit and accounting fees and expenses incurred by Lender after this date, including, without limitation, in connection with any amendment, modification of this Agreement and the Loan Documents, shall be paid by Borrowers within two (2) Business Days of demand by Lender.

2.9           Indemnity. The Borrowers shall indemnify the Lender against any loss or expense (including loss of margin) which the Lender has sustained or incurred as a consequence of any

(i)           payment, prepayment or conversion of any part of any LIBOR Loan on a day other than the last day of the applicable Interest Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due, including pursuant to payments, prepayments or conversions contemplated by Section 2.7 hereof),

(ii)           attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (the Lender having in its sole discretion the options (A) to give effect to such attempted revocation and obtain indemnity under this Section 2.9 or (B) to treat such attempted revocation as having no force or effect, as if never made), or

(iii)           default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or the Revolving Credit Note or any Loan Documents, including without limitation any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, fee or other amount due hereunder or under the Revolving Credit Note or any Loan Documents.

If the Lender sustains or incurs any such loss or expense it shall from time to time notify the Person of the amount determined in good faith by the Lender (which determination shall be conclusive) to be necessary to indemnify the Lender for such loss or expense. Such amount shall be due and payable by the Borrowers to the Lender ten (10) Business Days after such notice is given. All references to “Lender” shall be deemed to include any participant in or assignee of the Lender’s Revolving Credit Line Facility or the Revolving Credit Loans and all other amounts payable hereunder and under the other Loan Documents.

The indemnities set forth herein shall survive the termination of this Agreement and the Revolving Credit Line Facility and the payment in full of all Revolving Credit Loans made pursuant to this Agreement and all other Obligations.

2.10           Prepayment. Subject to the indemnity agreement with respect to LIBOR Loans set forth in Section 2.9 hereof, the Borrowers (a) may prepay any Revolving Credit Loan in whole or in part without premium or penalty and (b) shall prepay Revolving Credit Loans to the extent that the Aggregate Outstandings exceed the Borrowing Base no later than one (1) Business Day after the occurrence of such excess. Each prepayment shall be made together with interest accrued on the amount prepaid to the date of prepayment. Prepayments of Revolving Credit Loans may be reborrowed on a revolving basis as aforesaid subject to the terms of this Agreement.

2.11           Payments.

(a)           All payments (including prepayments) to be made by the Borrowers on account of principal, interest, charges and fees and Letters of Credit shall be made without setoff, defense or counterclaim and shall be made to the Lender on the date of payment at the office of the Lender pursuant to Section 10.1 hereof or at such other place as the Lender may from time to time designate in writing on or before 11:00 a.m. (New York time). All such payments shall be made in lawful money of the United States of America and in immediately available funds. If any payment hereunder (other than payments on LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day and, in the event of any extension, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)           The Borrowers hereby authorize the Lender to automatically deduct from any deposit account of the Borrowers or any of them held by the Lender the amount of any loan payment or Letter of Credit unreimbursed drawing or other amounts owed in respect of Revolving Credit Loans or Letters of Credit, including all payments of interest, principal, fees and other sums due (“Automatic Payment”), from time to time, under this Agreement, the Revolving Credit Note, the Letter of Credit Documentation or the other Loan Documents; the Lender will thereafter notify the Parent of the amount so charged.  If the funds in the account are insufficient to cover any payment due, the Lender shall not be obligated to advance funds to cover the payment.  The failure of the Lender so to charge any account or to give any such notice shall not affect the obligation of the Borrowers to pay interest, principal, fees or other sums as provided herein, in the Revolving Credit Note, the Letter of Credit Documentation or the other Loan Documents.  At any time and for any reason, the Borrowers or the Lender may voluntarily terminate the Automatic Payment.  Termination by the Borrowers of the Automatic Payment must be made by written notice to the Lender.

2.12           Use of Proceeds. The proceeds of any Revolving Credit Loans shall be used by the Borrower only for working capital purposes consistent with past practices or to fund Permitted Acquisitions subject to the conditions with respect thereto contained in the definition thereof.  No portion of the proceeds of any Revolving Credit Loan shall be used by the Borrowers in any manner which might cause the borrowing of such Revolving Credit Loan or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board.

2.13           Letters of Credit. If the Lender issues letters of credit for the account of any Borrower (each a “Letter of Credit and collectively, the “Letters of Credit”), without limiting this Agreement or the other Loan Documents, the terms of such Letters of Credit and obligations relating thereto shall be governed by the Letters of Credit Documentation.  All unpaid reimbursement obligations in respect of Letters of Credit shall constitute Revolving Credit Loans that accrue interest at the Default Rate with all such unpaid reimbursement obligations and interest payable on demand from the date the reimbursement obligation arises and are payable in accordance with this Agreement and the other Loan Documents.

SECTION 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Revolving Credit Loans and to issue Letters of Credit, each of the Borrowers hereby represents and warrants to the Lender that, on the date hereof and on the date of each Revolving Credit Loan and Letter of Credit issuance:

3.1           Financial Condition. The consolidated balance sheet and consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries as at and for the periods ending June 30, 2005 and June 30, 2006 respectively audited by Beckstead and Watts, LLP and the interim consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows as of March 31, 2007 have heretofore been furnished to the Lender, and fairly present the financial condition of the Parent and its Subsidiaries (including the other Borrowers) as at such dates, and the results of their operations for the fiscal years and fiscal quarters, respectively, then ended, except to the extent of any exception specifically set forth on Schedule 3.1 hereto. All such annual and interim financial statements have been prepared in accordance with GAAP on a consistent basis, with the annual financial statements, subject to year end adjustments in the case of the interim financial statements. Neither the Borrowers nor any of their Subsidiaries has any material contingent obligations, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, or other material liabilities, which are not reflected in the balance sheet contained in the foregoing financial statements dated as of March 31, 2007 or in the notes thereto.

3.2           No Change. Since June 30, 2006, there has been no material adverse change in the business, operations, assets, cash flow, earnings, liabilities or financial or other condition or prospects of the Borrowers and their Subsidiaries taken as a whole or any individual Borrower.

3.3           Corporate Existence; Compliance with Law; Subsidiaries. Each of the Borrowers and each of their Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority and the legal right to own and operate its properties, and to conduct the business in which it is currently engaged, (iii) does not own or operate properties or conduct business which requires qualification as a foreign corporation or limited liability company in any jurisdiction in which it is not so qualified, and (iv) is in compliance with all Requirements of Law.

3.4           Corporate Power; Authorization; Enforceable Obligations. Each of the Borrowers and each of their Subsidiaries has the power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents and, in the case of the Borrowers, to borrow and obtain other extensions of credit hereunder and grant the Lender a first priority perfected security interest in the Collateral. Each of the Borrowers has taken all necessary action to authorize the borrowings and other extensions of credit hereunder and the above referenced security interest grant on the terms and conditions of this Agreement and the other Loan Documents and each of the Borrowers and each of their respective Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents and the above referenced security interest grant. No consent or authorization of, filing with, or other act by or in respect of any other Person (including stockholders and creditors of the Borrowers or their Subsidiaries) or any Governmental Authority, is required in connection with the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents or the above security interest grant. Each of the Loan Documents has been duly executed and delivered on behalf of the Borrowers or their Subsidiaries, as applicable, and each of the Loan Documents constitutes a legal, valid and binding obligation of the Borrowers or their Subsidiaries, as applicable, enforceable against the Borrowers or their Subsidiaries, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

3.5           Legal Bar. The execution, delivery and performance of each of the Loan Documents and the borrowings and other extensions of credit hereunder and the use of the proceeds thereof and the security interest grant referenced in Section 3.4, and compliance with Section 7.7 and all of Section 7 and all of the other provisions of this Agreement will not violate any of the Requirements of Law or Contractual Obligations of the Borrowers or their Subsidiaries, and will not result in, or require the creation or imposition of, any Lien (except in favor of the Lender) on any of their respective properties or revenues pursuant to any Requirements of Law or Contractual Obligations.

3.6           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against the Borrowers or any Subsidiary or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries or any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) which if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition or prospects of the Borrowers and their Subsidiaries taken as a whole or any Borrower taken individually or (c) subject to Schedule 3.6, involves a claim against any Borrower or any Subsidiary in excess of $100,000.

3.7           No Default. Neither the Borrowers nor any of their Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which would be materially adverse to the business, operations, property or financial or other condition or prospects of the Borrowers and their Subsidiaries taken as whole or which would materially and adversely affect the ability of the Borrowers or their Subsidiaries to perform their respective obligations under any of the Loan Documents. No Default or Event of Default has occurred and is continuing.

3.8           No Burdensome Restrictions. No Contractual Obligations of the Borrowers or their Subsidiaries and no Requirements of Law materially adversely affect, or insofar as the Borrowers or their Subsidiaries may reasonably foresee may so materially adversely affect, the business, operations, property or financial or other condition or prospects of the Borrower and their Subsidiaries taken as a whole.

3.9           Federal Regulations. Neither the Borrowers nor their Subsidiaries are engaged nor will they engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. No part of the proceeds of any Revolving Credit Loans hereunder, and no Letter of Credit, will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board.

3.10           Environmental Matters. Except as set forth on Schedule 3.10 hereto:

(a)           The Borrowers’ and their Subsidiaries’ properties and each of them do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(b)           The Borrowers’ and their Subsidiaries’ properties and all operations at the Borrowers’ and their Subsidiaries’ properties and each of their properties and operations are in compliance and at all times have been in compliance with all Environmental Laws, and there is no contamination at, under or about the Borrowers’ or their Subsidiaries’ properties which could interfere with the continued operation of the Borrowers’ and their Subsidiaries’ properties or impair the fair market value thereof.  The Borrowers and their Subsidiaries and each of them have not assumed any liability of any Person under Environmental Laws.

(c)           Neither of the Borrowers nor any of their Subsidiaries has received or is aware of any claim or notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Borrowers’ or Subsidiaries’ properties nor do the Borrowers have knowledge or reason to believe that any such action is being contemplated, considered or threatened.

(d)           Hazardous Materials have not been transported or disposed of from any of the Borrowers’ or their Subsidiaries’ properties in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Borrowers’ or Subsidiaries’ properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(e)           There are no judicial proceedings or governmental or administrative actions pending, contemplated or threatened under any Environmental Laws to which the any of the Borrowers or their Subsidiaries is or will be named as a party with respect to any Borrowers’ or their Subsidiaries’ properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Borrowers’ properties.

(f)           There has been no release or threat of release of Hazardous Materials at or from any of the Borrowers’ or any of their Subsidiaries’ properties, or arising from or related to the operations of any of the Borrowers in connection with any of the Borrowers’ or their Subsidiaries’ properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(g)           Each of the representations and warranties set forth in paragraphs 3.10(a) through 3.10(f) is true and correct with respect to each facility and parcel of real property owned or operated by any of the Borrowers or their Subsidiaries.

(h)           A complete list of all current permits, registrations and licenses of any of the Borrowers relating to manufacturing, storage, handling, transportation and disposal operations is attached on Schedule 3.10 and the Borrowers are in full compliance with the requirements thereof.

(i)           All governmental disclosure requirements relating to manufacturing, storage, handling, transportation and disposal operations of any of the Borrowers are set forth on Schedule 3.10.

(j)           All legally mandated inventory control requirements of any of the Borrowers are set forth on Schedule 3.10 and the Borrowers are in full compliance therewith.

(k)           All other information, such as knowledge of releases or potential liabilities with respect to disposal sites of Borrowers, which would likely be included in public disclosures, are set forth on Schedule 3.10.

3.11           Title to Properties. Each of the Borrowers and their Subsidiaries have valid leases of or good and marketable title to its respective properties and assets, including the properties and assets reflected in the most recent balance sheet described in Section 3.1 hereof. Such properties and assets are not subject to any Lien, except as otherwise permitted by Section 7.2 hereof.

3.12           Taxes. The Borrowers and their Subsidiaries have filed all Federal, state and other tax returns which are required to be filed and have paid all taxes required to be paid by them or shown as due and payable on said returns or on any assessments made against them or any of their respective properties except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been maintained on the financial statements referenced in Section 3.1 in conformity with GAAP for such unpaid taxes.  Neither the Borrowers nor any of their Subsidiaries has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign taxes or other impositions, and no tax Lien has been filed with respect to the Borrowers of any of their Subsidiaries.  There is no proposed tax assessment against the Borrowers or any of their Subsidiaries and there is no basis for such assessment.  The period within which United States federal income taxes may be assessed against any of the Borrowers or any of their Subsidiaries has expired for all taxable years ending on or before December 31, 2002.

3.13           ERISA. Based upon ERISA and the regulations and published interpretations thereunder, each of the Borrowers, their Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions, if any, of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted such proceedings; each of the Borrowers, their Subsidiaries and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of such Plan in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrowers, their Subsidiaries and each ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA, and neither the Borrowers, their Subsidiaries nor an ERISA Affiliate has incurred any liability to the PBGC under ERISA.

3.14           Operation of Business. The Borrowers and their Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrowers nor any Subsidiary is in material violation of any valid rights of others with respect to any of the foregoing except where the failure to obtain licenses or permits does not individually or in the aggregate materially and adversely impair the ability of any of the Borrowers or any of their Subsidiaries to operate its business or perform its obligations under a Loan Document.  No permits, licenses, approvals or authorizations of any Governmental Authority is required under any Requirements of Law to sell any Inventory of any of the Borrowers.

3.15           Security Agreement. The Security Agreement executed by the Borrowers and each of their Subsidiaries pursuant to its terms and applicable law, constitutes a valid and continuing lien on and security interest in the Collateral in favor of the Lender, which shall be prior to all other Liens, claims and rights of all other Persons in such collateral.  Such security interest constitutes a first priority perfected security interest in all such collateral as security for all Obligations; provided, however, the existence of Liens permitted by Section 7.2 hereof shall not constitute a violation of this Section 3.15.

3.16           Accuracy and Completeness of Information.  All information, reports and other papers and data with respect to the Borrowers and their Subsidiaries, this Agreement, the other Loan Documents and any transaction contemplated hereby or thereby furnished to the Lender by any of the Borrowers or on behalf of any of the Borrowers, were, at the time the same were so furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lender a true and accurate knowledge of the subject matter in all material respects.  No fact is known to any of the Borrowers which materially and adversely affect or may reasonably be expected to materially adversely affect the business, assets, liabilities, financial or other condition or prospects of any of the Borrowers or their Subsidiaries, which has not been disclosed in writing to the Lender prior to the date hereof.  No document furnished or statement made in writing to the Lender by any of the Borrowers in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lender.

3.17           Subsidiaries and Affiliates.  Other than those Subsidiaries and Affiliates of the Borrowers expressly set forth on Schedule 3.17 hereto, Parent has no other Subsidiaries or Affiliates.  All Subsidiaries of Parent are Borrowers.

3.18           Funded Debt.  Schedule 3.18 sets forth a true and correct list of all Funded Debt of Parent, each other Borrower and each of their respective Subsidiaries, together with a list of the principal balances thereof, payment dates with respect thereto, and a true and correct description of any Liens securing such Funded Debt.

3.19           Solvency.  Each Borrower is, and the Borrowers on a consolidated basis are, not Insolvent and will not be Insolvent after giving effect to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated under this Agreement and the other Loan Documents.  For purposes of this representation and warranty, "Insolvent” as used herein means, with respect to any Borrower or the Borrowers on a consolidated basis, on a particular date, that on such date (i) the fair value of the property of such Borrower or the Borrowers on a consolidated basis, is less than the total amount of liabilities (including the reasonably estimated amount of the contingent, unliquidated, disputed and unmatured liabilities) of such Borrower or the Borrowers on a consolidated basis; (ii) the present fair market value of the assets of such Borrower or the Borrowers on a consolidated basis, is less than the amount that will be required to pay the probable liability of such Borrower or the Borrowers on a consolidated basis, on its or their existing debts (contingent, unliquidated, disputed, unmatured or otherwise) as they become absolute and matured; (iii) such Borrower or the Borrowers on a consolidated basis, is/are not able to pay its or their, as applicable, debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; or (iv) such Borrower or the Borrowers on a consolidated basis, is/are engaged in a business or transaction for which the property remaining with such Borrower or the Borrowers on a consolidated basis, is an unreasonably small capital.

SECTION 4. CONDITIONS PRECEDENT

4.1           Conditions to Initial Revolving Credit Loan. Without limiting Section 2 of this Agreement, the initial extension of credit to the Borrowers hereunder is subject to the satisfaction of the following conditions precedent:

(a) Revolving Credit Note. The Lender shall have received a Revolving Credit Note conforming to the requirements hereof and duly executed by the Borrowers.

(b) Legal Opinion. The Lender shall have received favorable opinions of counsel to the Borrowers satisfactory in form and substance to the Lender and its counsel and covering such matters incident to the transactions contemplated by this Agreement as the Lender shall require.

(c) Guarantee. Intentionally omitted.

(d) Security Agreement. The Lender shall have received the Security Agreement and all Intellectual Property Security Agreements duly executed by the Borrowers, together with UCC-1 financing statements in favor of the Lender (including fixture filings), Form UCC-3 termination statements or amendments (if required), UCC, tax, judgment and litigation searches, patent, trademark and copyright searches with the U.S. Patent and Trademark Office and all other documents required by the Lender to provide it with a first priority perfected security interest in all collateral subject to said security agreement.

(e) Lockbox Agreement. The Lender shall have received the Lockbox Agreement duly executed by the Borrowers in favor of the Lender.

(f) Insurance. The Borrowers shall have delivered to the Lender evidence satisfactory to the Lender that: (i) all insurance required by this Agreement or any Loan Documents is in full force and effect and (ii) the Lender has been named as additional insured or loss payee, as the case may be, with respect thereto in a manner satisfactory to the Lender.

(g) Intercreditor Agreement.  The Lender shall have received the duly executed Intercreditor Agreement in form and substance satisfactory to it.

(h) Perfection Certificate.  The Lender shall have received the Perfection Certificate duly executed by the Borrowers.

(i) Certified Copies and Other Documents. The Lender shall have received such certificates and other documents relating to the Borrowers with respect to the matters herein contemplated as the Lender may request, including but not limited to:

(i)           certificates of good standing from the Secretary of State or applicable Governmental Authority of each jurisdiction of incorporation or formation and from the Secretary of State or applicable Governmental Authority of each jurisdiction in which an office is maintained and where any Borrower is qualified to do business or is required to be qualified to do business;

(ii)            certificates of incorporation or formation or articles of organization and all amendments thereto certified by the applicable Secretary of State or applicable Governmental Authority; and

(iii)            certificates of an officer of each of the Borrowers dated the date of this Agreement certifying (x) true and correct copies of the by-laws of such Borrower or operating agreement as in effect on the date of adoption of the resolutions referred to in (y) of this subsection (iii), (y) true and correct copies of resolutions adopted by the board of directors, stockholders, members or managers of such Borrower, as applicable, (1) authorizing the borrowings and the other extensions of credit from the Lender hereunder, the execution, delivery and performance by such Borrower of each of the Loan Documents to which it is a party, (2) approving forms in substantially execution form of each of the Loan

Documents to which it is a party, and (3) authorizing officers of such Borrower to execute and deliver each of the Loan Documents to which it is a party, and (z) the incumbency and specimen signatures of the officers of the Borrower executing any documents delivered to the Lender by the Borrower in connection herewith.

(i)           Fees. The Lender shall have received evidence of payment of an upfront fee in the amount of $2,000 and all sums required to be paid on or before this date under Section 2.8(c).

(j)           Field Audit. The Lender shall have received an updated field examination satisfactory in all respects to the Lender.

(k)           Stock Certificates. The Lender shall have received all stock certificates of all issued and outstanding stock of EMC and undated stock powers for such stock executed in blank in form and substance satisfactory to Lender.

(l)           Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender and its counsel.

4.2           Conditions to All Revolving Credit Loans, Etc. Without limiting Section 2 of this Agreement, any Revolving Credit Loan (including the initial Revolving Credit Loan) to be made hereunder, and any Letter of Credit to be issued hereunder or under the Letter of Credit Documentation is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. The representations and warranties made by the Borrowers herein or which are contained in any other Loan Document or any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the date of such extension of credit as if made on and as of such date except to the extent that such representation is stated to be made as of a date certain in which case it shall be true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit or after giving effect to the extension of credit to be made on such date.

(c) Availability.  Such Revolving Credit Loan shall be agreed to be made by Lender under Section 2 of this Agreement and after giving effect to such extension of credit, the Aggregate Outstandings shall not exceed the lesser of $5,000,000 or the Borrowing Base.

Each extension of credit to the Borrowers hereunder shall constitute a representation and warranty by the Borrowers hereunder as of the date of each such extension of credit that the conditions in clauses (a), (b) and (c) of this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Each of the Borrowers hereby agrees that so long as the Revolving Credit Line Facility remains in effect, the Revolving Credit Note, any Revolving Credit Loan or any Letter of Credit remains issued, or outstanding and unpaid, or any Obligations remain unpaid, the Borrowers shall and shall cause each of their Subsidiaries to:

5.1           Information. Furnish to the Lender or cause to be furnished to the Lender:

(a)           As soon as available, but not more than one hundred twenty (120) days after the close of each fiscal year of the Parent (the “Annual Delivery Date”), the Parent’s Form 10-K and the financial statements of the Parent and its Subsidiaries including the consolidated and consolidating balance sheets of the Parent and its Subsidiaries with related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all prepared in accordance with GAAP consistently applied and audited by a firm of independent certified public accountants acceptable to the Lender and without qualification. Such financial statements shall be accompanied by (i) copy of the management letter, if any, prepared by such firm and (ii) a Compliance Certificate of the chief financial officer of the Parent with computations demonstrating compliance with the financial covenants contained in Section 6 of this Agreement and to the effect that, having read this Agreement and the other Loan Documents and based upon an examination which in the opinion of such officer was sufficient to enable such officer to make an informed statement, nothing came to such officer’s attention which would cause such officer to believe that an Event of Default or Default had occurred, and, if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate, and, if not, what action is proposed to be taken with respect thereto all in substantially the form attached hereto as Exhibit B, as modified from time to time by the Lender.

(b)           As soon as possible, but not more than forty-five (45) days after the close of the first three (3) fiscal quarters of each year (the “Quarterly Delivery Date”), the Parent’s Form 10-Q and the financial statements of the Parent and its Subsidiaries including consolidated and consolidating balance sheets of the Parent and its Subsidiaries with related consolidated and consolidating statements of income, retained earnings and cash flows as of the last day of and for such quarter and for the period of the fiscal year ended as of the close of the particular quarter, all such quarterly statements to be in reasonable detail, all prepared in accordance with GAAP and on a consistent basis with the annual financial statements, subject to year end adjustments and certified as to fairness of presentation by the chief financial officer of the Parent. Such financial statements shall be accompanied by a Compliance Certificate signed by the chief financial officer of Parent to the same extent and covering the same matters as specified in paragraph (a)(ii) above all in substantially the form attached hereto as Exhibit B, as modified from time to time by the Lender.

(c)           Prompt written notice if: (i) any obligation (other than an obligation under this Agreement) of the Borrowers or any of their Subsidiaries for borrowed money or for the deferred purchase price of any property or any Funded Debt is declared or shall become due and payable prior to its stated maturity, (ii) the holder of any note (other than a Revolving Credit Note) or Funded Debt, or other evidence of indebtedness, certificate or security evidencing any such obligation, has the right to declare such obligation due and payable prior to its stated maturity, or (iii) there shall occur an Event of Default or a Default.

(d)           Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming any of the Borrowers or any of their Subsidiaries a party to any proceeding before any governmental body which relates to any of the Loan Documents or which if adversely determined would have a material adverse effect on the property, business, profits, condition (financial or otherwise), operations or prospects of the Borrowers and their Subsidiaries taken as a whole or any Borrower or Subsidiary, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of a license, permit or other authorization issued to any of the Borrowers or any of their Subsidiaries by any Governmental Authority or Person, which lapse or other termination would have a material adverse effect on the property, business, profits, condition (financial or otherwise), operations or prospects of the Borrowers and their Subsidiaries taken as a whole or any Borrower or Subsidiary, (iii) any refusal by any Governmental Authority or any other Person to renew or extend such license, permit or other authorization, and (iv) any suit between the Borrowers or any of their Subsidiaries and any Governmental Authority or any other Person or formal demand made upon any of the Borrowers or any of their Subsidiaries by any Governmental Authority or any other Person which if adversely determined would have a material adverse effect on the property, business, profits, condition (financial or otherwise), operations or prospects of the Borrowers and their Subsidiaries taken as a whole or any Borrower or Subsidiary.

(e)           Within ten (10) days after the filing thereof, copies of all other periodic reports which the Parent or any of its Subsidiaries (including the other Borrowers) may now or hereafter be required to file with or deliver to any securities exchange or to the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof.

(f)           At all times each of the Borrowers shall grant reasonable access to the Lender and/or its duly authorized representatives or agents, and cooperate fully with the Lender in any inspection of the Borrowers’ and their Subsidiaries books and records and all collateral wherever located (“Field Audit”) as well as a review of Accounts, Inventory, accounts payable, taxes and insurance of the Borrowers and their Subsidiaries, provided that, Lender shall give reasonable notice prior to any Field Audit unless during the continuance of an Event of Default and, other than during the continuance of an Event of Default, such Field Audits will be limited to one in each fiscal year of Parent.

(g)           Within ten (10) days after the close of each month, an accounts receivable aging report for Accounts of the Parent and its Subsidiaries as of the end of such immediately preceding month satisfactory to the Lender accompanied by a Borrowing Base Certificate as of the end of such immediately preceding month; provided however, Borrowers may also provide a Borrowing Base Certificate as of the end of the immediately preceding week if they elect to do so.

(h)           Promptly upon request therefor, such other information and reports relating to the financial condition and operations of the Borrowers or any of their Subsidiaries as the Lender at any time or from time to time may reasonably request.

5.2           Corporate Existence; Continuance of Business. Preserve and maintain its corporate or limited liability company existence, as applicable, and its rights, privileges and franchises, continue to engage in substantially the same line of business in which it was engaged on the date hereof and its right to conduct business in all states in which the nature of its business requires qualification to do business.

5.3           Payment of Obligations. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date upon which penalties attach thereto except where contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto in conformity with GAAP.

5.4           Insurance. Maintain insurance, at all times throughout the term of this Agreement, on its property with responsible insurance carriers licensed or authorized to do business in each state in which the Borrowers or any of their Subsidiaries conducts business against such risks, loss, damage and liability (including liability to third parties) and in such amounts as is customarily maintained by similar businesses.  Without regard to the immediately preceding sentence, Borrowers shall maintain receivables or credit insurance on all Accounts where the Account Debtor’s chief executive office is in the United States of America except for Account Debtors identified on Exhibit C, casualty insurance and public liability and workers’ compensation insurance, and file with the Lender within ten (10) Business Days after request therefor certificates of such insurance policies then in effect on Acord form or other similar form acceptable to the Lender so that the Lender is listed as a loss payee with respect to the receivables or credit insurance policies and casualty insurance policies maintained by the Borrowers or any of their Subsidiaries and as an additional insured with respect to all other insurance policies maintained by the Borrowers and any of their Subsidiaries.

5.5           Payment of Indebtedness and Performance of Obligations. Pay and discharge promptly all lawful claims for labor, materials and supplies or otherwise.

5.6           Condition of Property. At all times, maintain, protect and keep in good repair, working order and condition, normal wear and tear excepted, all property of the Borrowers and their Subsidiaries necessary and useful in the judgment of the Borrowers and their Subsidiaries in connection with the proper conduct of the business of the Borrowers and their Subsidiaries.

5.7           Observance of Legal Requirements. Observe and comply in all respects with all material laws (including but not limited to ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all governmental bodies which now or at any time hereafter may be applicable to the Borrowers or any of their Subsidiaries.

5.8           Books and Records. Keep proper and accurate books of record and account.

5.9           Inspection. At any reasonable times and from time to time, upon reasonable notice (with no such notice required during an Event of Default) permit the Lender, through officers or employees or authorized representatives to visit and inspect any of the properties of the Borrowers or any of their Subsidiaries, and to examine the minute books, books of account, reports and other records of the Borrowers and their Subsidiaries including records relating to the Accounts and Inventory and, at Borrowers’ expense, make copies thereof or extracts therefrom, and discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with their officers or with such Borrowers’ independent accountants. Such right of inspection shall encompass, without limitation, the conduct of a Field Audit by the Lender or its duly authorized representatives.

5.10           Compliance with Environmental Laws; Indemnity.

(a)           Comply with, and ensure compliance by, all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by applicable Environmental Laws;

(b)           Immediately notify the Lender in writing and in reasonable detail of (i) any release or discharge by the Borrowers or any of their Subsidiaries of any Hazardous Material required to be reported under Environmental Laws to any Governmental Authority, (ii) any condition, circumstance, occurrence or event that could result in the imposition of any Lien or other restriction on the title, ownership or transferability of any of the Borrowers’ or their Subsidiaries’ properties, and (iii) any proposed action to be taken by any of the Borrowers or their Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws;

(c)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities respecting Environmental Laws; and

(d)           Indemnify, defend and hold harmless the Lender and its employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto (including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses), except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  Notwithstanding anything herein contained to the contrary, the provisions of this paragraph shall survive payment in full of the Revolving Credit Loans and the termination of this Agreement and the payment of the Obligations.

5.11           New Subsidiaries. Give the Lender thirty days’ prior written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary of any Borrower not existing on the date of this Agreement. Upon such formation, the Parent shall cause any Subsidiary formed after the date of this Agreement to become a Guarantor of all debts and obligations of the Borrowers under this Agreement and cause (a) such Subsidiary upon formation to execute a Guarantee and the Security Agreement together with a related perfection certificate which shall be acceptable to the Lender in all respects, as well as all documents required by the Lender to provide it with a first priority perfected security interest in all existing and future assets and properties of such Subsidiary and (b) the person owning the equity in such Subsidiary to cause such equity to become subject to Lender’s pledge of all Subsidiary equity and such person shall execute all documents to provide Lender with a first priority perfected security interest in such equity. On the creation, establishment, or acquisition of such Subsidiary, the Parent shall deliver or cause to be delivered such proof of corporate or limited liability company action, incumbency of officers, opinions of counsel and other documents as are consistent with those delivered as to each Borrower pursuant to Section 4.1 hereof or as the Lender shall request, each in form and substance satisfactory to the Lender.

SECTION 6. FINANCIAL COVENANTS

Each of the Borrowers hereby agrees that, so long as the Revolving Credit Line Facility remains in effect, the Revolving Credit Note, any Revolving Credit Loan or any Letter of Credit remains issued, or outstanding and unpaid, or any Obligations remain unpaid, each of the Borrowers shall cause compliance with the following financial covenants, which for the avoidance of doubt shall be calculated for the Parent and its Subsidiaries on a consolidated basis:

6.1           Leverage Ratio. A Leverage Ratio shall be maintained that is at all times equal to or less than 2.50 to 1.00.

6.2           Current Ratio. A ratio of Current Assets to Current Liabilities shall be maintained that is at all times equal to or more than 1.20 to 1.00.

6.3           Minimum Tangible Net Worth. A Tangible Net Worth shall be maintained that is at all times equal to or more than $10,000,000.

Except as specifically otherwise provided, all financial covenants shall be calculated in accordance with GAAP consistently applied.

SECTION 7. NEGATIVE COVENANTS

Each of the Borrowers hereby agrees that, so long as the Revolving Credit Line Facility remains in effect, the Revolving Credit Note, any Revolving Credit Loans or any Letter of Credit remains issued, or outstanding and unpaid, or any Obligations remain unpaid, each of the Borrowers shall not, nor shall they permit any Subsidiary to:

7.1           Indebtedness for Borrowed Money. Incur, or permit to exist, any Funded Debt except (i) Funded Debt to Lender, (ii) existing purchase money Funded Debt (used to finance the cost or acquisition of equipment (as defined in the UCC)) identified on Schedule 3.18 (with no increase in Funded Debt as compared to the outstanding Funded Debt on such items on this date) and secured only by Liens described in Section 7.2(iii) hereof, (iii) Funded Debt, only if previously incurred, of not more than $717,500 outstanding to GSL of Ill, LLC if the Lien securing such Funded Debt is permitted by Section 7.2(iv), and (iv) other unsecured Funded Debt which shall not exceed in the aggregate for the Borrowers and all their Subsidiaries, at any time outstanding, the sum of $3,700,000.

7.2           Liens. Create, assume or permit to exist any Lien on any of its property or assets now owned or hereafter acquired except (i) Liens in favor of the Lender; (ii) Liens for taxes or other governmental charges which are not delinquent; (iii) purchase money Liens on equipment (as defined in the UCC) granted to secure either the unpaid balance of the purchase price thereof or a loan made to finance the purchase of such assets, all to the extent permitted under Section 7.1(ii) hereof and identified on Schedule 7.2; and (iv) as long as the Intercreditor Agreement is in effect, Liens in favor of GSL of Ill, LLC securing not more than $717,500 at any time outstanding.

7.3           Loans and Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000 and commercial paper of the highest credit rating given by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, and (ii) investments in existing Subsidiaries or investments in stocks, securities or assets of other Persons which qualify as a Permitted Acquisition.

7.4           Fundamental Changes and Transfers. Wind up, liquidate, or dissolve itself (or suffer any liquidation or dissolution), reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) its property, business or assets, (whether now owned or hereafter acquired other than sales of inventory and obsolete equipment in the ordinary course of business) to any Person, or, except with respect to a Permitted Acquisition, acquire all or substantially all of the property, business or assets of any Person except that upon prior written notice to Lender a wholly owned Subsidiary of a Borrower that is a Borrower or a Guarantor may merge into or consolidate with any of the Borrowers, provided that in each case that immediately after giving effect thereto, the surviving entity is obligated under this Agreement and no event shall occur and be continuing which constitutes a Default or an Event of Default.

7.5           Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person excluding, however, (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guarantees given by the Borrowers for obligations of other Borrowers and guarantees given by the Guarantors for the obligations of the Borrowers.

7.6           Sales of Receivables; Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrowers or their Subsidiaries, with or without recourse, except for the purpose of collection in the ordinary course of business, or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

7.7           Dividends. Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of its own common stock), or purchase, redeem, retire or otherwise acquire any of its capital stock (or any warrants or options to purchase its capital stock) at any time outstanding or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary, except for the payments of dividends or other distributions or purchases of Parent stock upon presentation to the Lender of a certificate signed by the chief financial officer of the Parent to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to such payment of dividends and/or purchases of Parent stock: (a) all representations and warranties contained in the Loan Documents will remain true and correct except those, if any, made as of a specific time which shall have been true and correct when made, (b) the Borrowers on a consolidated basis will remain in compliance with all covenants contained in the Loan Documents, including, without limitation, those contained in Section 6, and (c) no

Default or Event of Default has occurred and is continuing or will occur as a result of the payment of such dividends and/or purchases of Parent stock.  For the avoidance of doubt, this Section 7.7 shall not apply to dividends or other distributions declared and paid to the Parent by any of its wholly owned Subsidiaries or to any other Borrower by a wholly owned Subsidiary thereof.

7.8           Supply and Purchase Contracts. Enter into or be a party to any contract for the purchase of materials, supplies or other property if such contract requires that payment for such materials, supplies or other property be made whether or not delivery of such materials, supplies or other property is ever made or tendered.

7.9           Nature of Business. Materially alter the nature of the Borrowers’ or their Subsidiaries’ business, or engage in any business except for the manufacturing, sale, packaging and marketing, as an aftermarket supplier, of anti-freeze, auto fluids, charcoal fluids and other additives, liquid and aerosol products, chemicals and automotive and chemical products (including without limitation, engine oils, transmission oils, washer solvents, brake fluids, and gasoline additives) and, packaged refrigerators for the automotive and chemical markets.

7.10           Stock of Subsidiaries. Sell or otherwise dispose of any Borrower or any Subsidiary of a Borrower (except in connection with a merger or consolidation of a Subsidiary of a Borrower or a Borrower into any Borrower) or any equity of a Borrower or any Subsidiary of a Borrower or permit a Subsidiary of the Borrowers to issue any additional shares of its capital stock except pro rata to its existing stockholders.

7.11           Transactions with Affiliates. Except for existing employment and other agreements identified on Schedule 7.11 hereto and any stock options or warrants of the Parent or except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers’ or any of their Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Borrowers or such Subsidiary than would obtain in a comparable arms’ length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate or related Person of any Borrower.

7.12           ERISA. (a) Terminate any Plan so as to result in any material liability of a Borrower or any Subsidiary to the PBGC, (b) engage in or permit any Person to engage in any Prohibited Transaction involving any Plan which would subject the Borrowers or any of their Subsidiaries to any tax, penalty or other liability, (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 202 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which presents a risk of incurring a liability of the Borrowers or any Subsidiary to the PBGC by reason of termination of any Plan.

7.13           Amend Charter Documents.  Make any change in or amendment to either of the Borrowers’ or the Guarantors’ charter documents unless such change or amendment will not have any adverse effect on the Lender’s interest under the Loan Documents or the Guarantor’s or Borrowers’ obligations under the Loan Documents and does not involve a change of name of any such Person.

7.14           Limitation on Leases.  Permit Consolidated Lease Expense for any fiscal year of the Parent to exceed $500,000.

7.15           Limits on Capital Expenditures.  Make or commit to make (by way of acquisition of securities of Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets except for expenditures, not exceeding in the aggregate, for the Parent and its Subsidiaries during any fiscal year of the Parent, $500,000.

SECTION 8. EVENTS OF DEFAULT

Upon the occurrence of any of the following events (each an “Event of Default”):

(a) The Borrowers shall fail to pay on the due date thereof any interest under or principal of the Revolving Credit Note or any other amount payable hereunder or under any of the other Loan Documents, including, without limitation, amounts necessary to pay to the Lender the amount of a draw under a Letter of Credit; or

(b) Any representation or warranty or statement or certification made or deemed made by the Borrowers herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Documents shall prove to have been false or misleading in any material respect on or as of the date made or deemed made or furnished; or

(c) The Borrowers shall default in the observance or performance of any of their covenants or agreements set forth in Sections 2.12, 5.2, 5.4, 5.10, 5.11, 6 or 7 hereof; or Sections 5(c)(ii) or (iii) of the Security Agreement, or Section 5(d) or 5(f) of the Security Agreement; or

(d) The Borrowers shall default or breach or violate in the observance or performance of any other covenant or agreement contained in this Agreement or the other Loan Documents (not referenced in (a) or (c) above) and such default, breach or violation shall continue unremedied for a period of ten (10) days after written notice thereof is given to the Parent by the Lender; or

(e) With respect to any Funded Debt, the Borrowers or any Subsidiary of the Borrowers shall (i) default in any payment of any such Funded Debt; or (ii) default in the observance or performance of any other agreement or condition relating to any such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case in this (ii) the effect of which default or other event or condition is to entitle the holder or holders of such Funded Debt (or a trustee or agent on behalf of such holder or holders) to cause such Funded Debt to become due prior to its stated maturity; or

(f) (i) Any of the Borrowers or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of the Borrowers or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Borrowers or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against any of the Borrowers or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within twenty (20) days from the entry thereof; or (iv) any of the Borrowers or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this Section 8(f); or (v) any of the Borrowers or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Any of the following events occur or exist with respect to any Borrower or an ERISA Affiliate: (1) any Prohibited Transaction involving any Plan, (2) any Reportable Event shall occur with respect to any Plan, (3) a notice of intent to terminate any Plan shall be filed or the termination of any Plan, (4) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings, or (5) the complete or partial withdrawal from any Multiemployer Plan, and in each case above, such event or condition, together with all other events or conditions listed above, if any, would reasonably be expected to subject such Borrower or any Subsidiary of such Borrower to any tax, penalty, or other liability to a Plan, the PBGC or otherwise (or a combination thereof) which in the aggregate exceeds or may exceed Ten Thousand and 00/100 ($10,000) Dollars; or

(h) The rendition by any court of a final judgment or judgments against any of the Borrowers or any of their Subsidiaries which shall not be satisfactorily stayed, discharged, vacated or set aside within sixty (60) days of the making thereof; or the attachment of any property of the Borrowers or any of their Subsidiaries which has not been released or provided for to the reasonable satisfaction of the Lender within sixty (60) days after the making thereof, which judgment or attachment is for an amount of Ten Thousand and 00/100 ($10,000) or more; or

(i) A Loan Document or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect or shall be declared null and void, a default shall occur thereunder or any party thereto shall assert that it has no further obligation to the Lender thereunder (unless such party has been discharged from such obligation under such Loan Document by the Lender in writing) or the Security Agreement shall for any reason, except to the extent permitted by this Agreement or any other Loan Document, cease to create, or the Lender (for any reason other than termination or release as permitted by this Agreement) shall cease to have, for the benefit of itself, a valid, enforceable and perfected first priority security interest in the Collateral or any portion thereof free of all Liens except Liens permitted by Section 7.2, or any Guarantor shall attempt to terminate a Guarantee,

(j) John Mazzuto shall cease to serve in the position of Chairman of Parent’s Executive Committee, or its equivalent;

(k) Any Borrower will terminate or attempt to terminate any Automatic Payment or notify any Account Debtor, EXIM Bank or any guarantor or insurer of any Account to make payment on any Account or guarantee thereof or insurance with respect thereto other than to the Lender or the Lockbox Account;

(l) The failure to comply with any provision of the Post-Closing Letter; or

(m) Any material adverse change occurs or is discovered in the financial condition or results of operations or prospects of Borrowers as compared to the financial condition, results of operations and prospects reflected in Borrowers’ financial statements as of June 30, 2006, without taking into account for these purposes any disclosure in Schedule 3.1 of this Agreement;

Then, in any such event in any of (a) through (m) above, any or all of the following actions shall be taken: (i) the Lender may declare the Revolving Credit Line Facility to be terminated forthwith, whereupon the Revolving Credit Line Facility shall no longer be available to the Borrowers and the Lender shall no longer make Revolving Credit Loans or issue Letters of Credit and the Revolving Loan Period shall end; (ii) the Lender may, by notice of default to the Parent, declare the entire amounts due under the Revolving Credit Note (with accrued interest thereon) and all other amounts owing or outstanding under this Agreement and the other Loan Documents and all Obligations to be immediately due and payable; provided, however, that, subject to Section 2.1 hereof, upon the happening of an event specified in subsection (f) of this Section 8, the Lender shall no longer make further Revolving Credit Loans or issue Letters of Credit and the Revolving Credit Notes and all other amounts owing under this Agreement and all Obligations shall be immediately due and payable without declaration or other notice to the Parent or any other Borrower; and/or (iii) the Lender may exercise any and all rights and remedies under this Agreement, the other Loan Documents and/or applicable law. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. For the avoidance of doubt, no election by the Lender in its sole, unqualified and absolute discretion pursuant to Section 2.1 hereof to terminate the credit hereunder shall relieve the Borrowers or the Guarantors of their respective obligations hereunder and under any other Loan Document.

SECTION 9. JOINT AND SEVERAL LIABILITY OF THE BORROWERS

9.1           Joint and Several Liability.  Each of the Borrowers is and shall be jointly and severally liable for each and every obligation and Obligation of any of the Borrowers arising or incurred under or in respect of this Agreement or any other Loan Documents or in respect of any of the Revolving Credit Loans made, any Letter of Credit or other instruments at any time evidencing any thereof.  Each of the Borrowers agrees that it shall be jointly and severally liable for all fees, as well as each of the other obligations and Obligations of any of the Borrowers arising or incurred under or in respect of this Agreement or any of the other Loan Documents.

9.2           Consideration.  Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lender under this Agreement and the other Loan Documents, for the mutual benefit, directly or indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

9.3           Co-Debtors.  Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the obligations arising under this Agreement and the other Loan Documents and all Obligations, it being the intention of the parties hereto that all obligations and all Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

9.4           Payment.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder or any Obligations as and when due or to perform any of such obligations or any Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation and all Obligations.

9.5           Waivers.

(a)           Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligences, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Revolving Credit Loans made under this Agreement and the Revolving Credit Note, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted to be taken by the Lender under or in respect of the obligations hereunder or the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement or the other Loan Documents.

(b)           Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to the Obligations, and all suretyship defenses generally and all other defenses.

(c)           Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner of payment, compromises, refinancing, consolidation or renewals of any of the obligations hereunder or under the other Loan Documents, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Lender in respect of any of the obligations hereunder or the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any obligation hereunder or the Obligations.

(d)           Each Borrower further agrees that its obligations hereunder and the Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any other obligations hereunder, the impairment of any collateral security securing the obligations hereunder or the Obligations, including, without limitation, the failure to protect or preserve any rights with the Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to the extent vary the risk of the Borrowers, or otherwise operate as a release or discharge of such Borrowers, all of which may be done without notice to such Borrowers; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards in violation of the UCC.

(e)           If for any reason any of the Borrowers has no legal existence or is under no legal obligation to discharge any of the obligations hereunder or the Obligations, or if any of the obligations hereunder or the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower and all other Borrowers to the same extent as if such Borrower and all other Borrowers at all times had been the sole obligor on such obligations and the Obligations.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 9.5, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 9.5 which shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 9.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, reconstruction or similar proceeding with respect to any Borrower or the Lender.

(f)           The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lender and shall be enforceable without any defense, setoff or counterclaim of the Borrowers, all of which are hereby waived.

9.6           Enforcement.  The provisions of this Section 9.6 are made for the benefit of the Lender and its successors and assigns, and may be enforced by it from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy.  The provisions of this Section 9.6 shall remain in effect until all of the obligations and all Obligations hereunder shall have been paid in full or otherwise fully satisfied and the Revolving Credit Line Facility shall have been terminated and no Letters of Credit are outstanding.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 9.6 will forthwith be reinstated in effect as though such payment had not been made.

9.7           Contribution.  To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Borrower, only after the payment in full in cash of all of the obligations under the Loan Documents and all Obligations and the termination of the Revolving Credit Line Facility and after no Letter of Credit is outstanding, shall be entitled to recover from each other Borrower such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amounts received by all Borrowers, and the right to such recovery shall be deemed to be in asset and property of such Borrower so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to and shall not be exercised until the final and indefeasible repayment in full in cash of all of the obligations under the Loan Documents and all Obligations and the termination of the Revolving Credit Line Facility and after no Letter of Credit is outstanding.

SECTION 10. MISCELLANEOUS

10.1           Notices. Notices, consents and other communications provided for herein shall be in writing and shall be faxed, delivered or mailed (in the case of facsimile communication, delivered with receipt confirmed) addressed:

(a)           if to the Lender at Sovereign Bank, 551 Fifth Avenue, 25th Floor, New York, New York 10176,  Attn.: Silvana Burdick, Fax Number (212) 682-7450.

(b)           if to any Borrower, to the Parent only, at the addresses for the Parent set forth on the signature pages to this Agreement (or facsimile numbers 216-514-5996 to Jim Marguiles, and to Jorge Yepes 724-226-9976), each Borrower hereby agreeing that any notice to the Borrowers or any of them shall be effective if sent as described in this Section 10.1 only to the Parent at two addresses.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if hand delivered, on the date of receipt, (ii) if by mail, three (3) Business Days after being sent by registered or certified mail, postage prepaid, return receipt requested, or the next Business Day after being sent by overnight mail, or (iii) if by facsimile, upon receipt during normal business hours on any Business Day (or otherwise the next Business Day), in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked direction from such party, subject to the fact that any notice to any Borrower shall be effective if sent only to the Parent at two addresses.

10.2           Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or any of their Subsidiaries herein and in the other Loan Documents and the certificates or other instruments prepared or delivered in connection with this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Revolving Credit Loans and issuing Letters of Credit and the execution and delivery to the Lender of the Revolving Credit Note and the Letter of Credit Documentation and the occurrence of any other extension of credit and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Lender’s Revolving Credit Line Facility has not been terminated or there are any outstanding Letters of Credit.

10.3           Successors and Assigns: Participations.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf the

Borrowers, any Guarantor, any ERISA Affiliate, any Subsidiary of any thereof, or the Lender, that are contained in this Agreement shall bind and inure to the benefit of such Persons and their respective successors and assigns.  The Lender shall have the unrestricted right at any time or from time to time and without the Borrowers’ (or any Guarantors’) consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an “Assignee”) and, each of the Borrowers (and each Guarantor) agrees that it shall execute, or cause to be executed such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing.  In addition, at the request of the Lender and any such Assignee, each of the Borrowers shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by the Lender prior to such assignment and shall reflect the amount of the respective loans held by such Assignee and the Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment and documentation, amendments and other documentation required by the Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.  A Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of the Lender, and any such assignment or transfer without such consent shall be null and void.

(b)           The Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to any Borrower (or any Guarantor), to grant to one or more institutions or other persons (each a “Participant”) participating in the Lender’s obligations to lend hereunder and/or any or all of the Revolving Credit Loans held by the Lender hereunder.  In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to any of the Borrowers, the Lender shall remain responsible for the performance of its obligations hereunder and under the other Loan Documents and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder and thereunder.

(c)            The Lender may furnish any information concerning the Borrowers, their Subsidiaries and the Guarantors in its possession from time to time to any prospective or actual Assignees and Participants.

10.4           Expenses; Indemnity.

The Borrowers agree, on a joint and several basis:

(a) to pay or reimburse the Lender on demand for all its out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement and the Revolving Credit Note and the other Loan Documents, the Intercreditor Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Lender, and the out-of-pocket costs incurred by the Lender in conducting periodic Field Audits;

(b) to pay or reimburse the Lender on demand for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolving Credit Note, the other Loan Documents, the Intercreditor Agreement and any other documents related to any of the foregoing, including, without limitation, fees and disbursements of counsel to the Lender;

(c) to pay, indemnify, and hold the Lender on demand harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Revolving Credit Note, the other Loan Documents and any other documents related to any of the foregoing; and

(d) to pay, indemnify, and hold the Lender on demand harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Revolving Credit Note, the other Loan Documents, the Intercreditor Agreement or any other documents contemplated by or referred to herein or therein or any action taken or omitted to be taken by the Lender with respect to any of the foregoing (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrowers shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lender.

The agreements in this subsection shall survive repayment of the Revolving Credit Note and the Letters of Credit and all other amounts payable hereunder and all other Obligations and the termination of the Revolving Credit Line Facility and all Letters of Credit.

10.5           Applicable Law. THIS AGREEMENT AND THE REVOLVING CREDIT NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

10.6           Right of Setoff. The Borrowers hereby grant to the Lender a lien, security interest and a right of set off as security for all liabilities and obligations to the Lender and all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender, or in transit to any of them.  At any time, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Borrowers and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Revolving Credit Loans and all Obligations.  ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS AND REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE REVOLVING CREDIT LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  The Lender shall not be required to marshal any present or future security for, or the guarantees of, the obligations or to resort to any such security or guarantee in any particular order and the Borrowers and any Guarantors waive, to the fullest extent that it lawfully can, (a) any right to they might have to require the Lender to pursue any particular remedy before proceeding against them and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the obligations are paid in full.

10.7           Payments on Business Days. Should the principal of or interest on the Revolving Credit Note or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day (except as otherwise specified in the definition of “Interest Period”), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment and fees payable hereunder.

10.8           Late Charges.  If a principal, interest, fee, Letter of Credit drawing or other scheduled payment is not paid when due, without limiting Borrowers’ other obligations or Lender’s other rights or remedies, the Borrowers will be charged 5.000% of the unpaid portion of the principal, interest, fee, Letter of Credit drawing or other scheduled payment or $10.00, whichever is greater.  All charges under this Section 10.8 shall be payable on Lender’s demand.

10.9           Waivers; Amendments.

(a)           No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the Loan Documents are cumulative and not exclusive of any rights or remedies which they may otherwise have. No waiver of any provision of this Agreement or the Revolving Credit Note or the Loan Documents nor consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any of the Borrowers in any case shall entitle it to any other or further notice or demand in similar or other circumstances. Each holder of any of the Revolving Credit Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Revolving Credit Note shall have been marked to indicate such amendment, modification, waiver or consent.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all of the Borrowers and the Lender except that Lender may reasonably modify the form of Compliance Certificate or Borrowing Base Certificate without Borrower’s consent or agreement.

10.10           Severability. In the event any one or more of the provisions contained in this Agreement or in the Revolving Credit Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.11           Entire Agreement; Waiver of Jury Trial, Etc.   (a) This Agreement, the Revolving Credit Note and the other Loan Documents constitute the entire contract between the parties hereto relative to the subject matter hereof and thereof. Any previous agreement among the parties hereto or certain of the parties hereto with respect to the transactions contemplated hereby and thereby (except for any Lockbox Agreement or other Loan Document previously executed by the Borrowers or certain of them with or in favor of the Lender, all of which shall continue in full force and effect) is superseded by this Agreement, the Revolving Credit Note and the other Loan Documents. Except as expressly provided in this Agreement, the Revolving Credit Note or the other Loan Documents, nothing in this Agreement, the Revolving Credit Note or the other Loan Documents is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the Revolving Credit Note or the other Loan Documents.  For the avoidance of doubt, the line of credit letter relating to the $1,000,000 line of credit previously provided by the Lender to Pitt Penn, together with any note executed by Pitt Penn in connection therewith, and any guarantees of the obligations in respect of such line of credit, together with any security agreements securing obligations in connection with such line, are hereby amended, restated and superseded in their entirety by this Agreement and the other Loan Documents.

(b)           EACH OF THE BORROWERS AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WIAVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AGREEMENT AND MAKE ANY REVOLVING CREDIT LOAN.

(c)           Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (b) of this Section 10.10 any special, exemplary or punitive damages.

(d)           Each party hereto (i) certifies that no representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement, the Revolving Credit Note or the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

10.12            Submission to Jurisdiction.

(a)           Any legal action or proceeding with respect to this Agreement or the Revolving Credit Note or any other Loan Document may be brought in the courts of New York County in the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrowers and each of the Guarantors hereby accepts for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts.

(b)           Each of the Borrowers and each of the Guarantors hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c)           Each of the Borrowers and each of the Guarantors hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such person, as the case may be, at its address set forth in Section 10.1 hereof.

(d)           Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower or any Guarantor in any other jurisdiction.

10.13           Interest Rate Limitation. The Borrowers shall not be obligated to pay and the Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject the Lender to any civil or criminal penalties.  If, because of the acceleration of maturity the payment of interest in advance or any other reason, the Borrowers are required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of the maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Revolving Credit Note as of the date on which such excess payment was made.  If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by the Lender to the Borrowers.

10.14           Further Assurances. The Borrowers agree at any time and from time to time at their joint and several expense, upon request of the Lender, to promptly execute, deliver, or obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or cause to be taken all such other action as the Lender may reasonably deem desirable in obtaining the full benefits of the Loan Documents.

10.15           Counterparts. This Agreement each of the other Loan Documents may be executed in counterparts of the entire document, or of signature pages to the document, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies which, when taken together, bear the signatures of each of the parties hereto or thereto shall be delivered to the Lender and the Borrowers.

10.16           USA PATRIOT ACT. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is or may be required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries which information includes the name and address of the Borrowers and their Subsidiaries and other information that will allow the Lender to identify the Borrowers and their Subsidiaries in accordance with the Act.

10.17           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

10.18           Replacement Documentation.  Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Revolving Credit Note or any other Loan Documents and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Revolving Credit Note or other Loan Documents, each of the Borrowers will issue, in lieu thereof, a replacement Revolving Credit Note or other Loan Document(s) in the same principal amount thereof and otherwise of like tenor.

10.19 Judgments.  The Borrowers and the Lender hereby agree that whenever any decision, judgment or determination is to be made by Lender in this Agreement or any Loan Documents, it shall be made by Lender in its sole, unqualified and absolute discretion.

10.20 Including.  The Borrowers and Lender hereby agree that the words “includes”, “include”, and “including”, shall not be limiting, and shall be deemed to be followed by the words “without limitation”, without regard to whether such words follow the words “includes”, “include”, and “including”.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Lender : SOVEREIGN BANK By: ____________________________ Name: Title: Address and Facsimile Number: 551 Fifth Avenue, New York, NY 10176

Notice Addresses : CITIBANK, N.A. Hauppauge, NY 11788
Borrowers :

INDUSTRIAL ENTERPRISES OF
AMERICA, INC.

By: ____________________________
Name:
Title:
Address and Facsimile Number:
711 Third Avenue, New York, NY 10017
Attention: John Mazzuto
With a copy of all notices to:
James W. Marguiles, Esq.
30100, Chagrin Boulevard, Suite 250
Cleveland, OH 44124

New York, NY 10017	UNIFIDE INDUSTRIES, LIMITED LIABILITY COMPANY By: ____________________________ Name: Title: Address and Facsimile Number: 121 Highway 36, Suite 125 West Long Branch, NJ 07764

New York, NY 10017	PITT PENN OIL CO., LLC By: ____________________________ Name: Title: Address and Facsimile Number: 426 Freeport Road, P.O. Box 296 Creighton, PA 15030

BANK OF AMERICA, N.A. New York, NY 10036
EMC PACKAGING, INC.

By: ____________________________
Name:
Title:
Address and Facsimile Number:
550 James Street, Lockwood, NJ 08701

TODAYS WAY MANUFACTURING LLC

By: ____________________________
Name:
Title:
Address and Facsimile Number:
1081 Rosemary Boulevard, Akron, OH 44306

PITT PENN HOLDING CO., LLC

By: ____________________________
Name:
Title:
Address and Facsimile Number:
426 Freeport Road, P.O. Box 296
Creighton, PA 15030